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EXHIBIT 10.06

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US Home
LISTED ON THE New York STOCK EXCHANGE

Special Projects Division
800 WEST MAIN STREET
FREEHOLD, NEW JERSEY 07728

May 26, 1999

Mike Matheny
105 Fairway Valley Ct.
Cary. N.C. 27513

RE: Letter of Intent - Falls River

Dear Mike:

This letter of intent will serve to set forth the basic terms and conditions of a proposal by U.S. Home Corporation ("Purchaser") to purchase from Matheny Development L.L C., ("Seller"), 300 fully developed lots and a fully developed recreational parcel in the Property as described in Exhibit A, attached, located in the City of Raleigh. Wake County, North Carolina.

Purchase Price: The fully developed per lot purchase price is to be Fifty Five Thousand (S55.000) Dollars.

Terms: The entire Purchase price will be paid as follows:

Settlement as to the first 15 lots ("Initial Settlement") shall take place 10 days from the time all the conditions of settlement are met. Settlement of the next 15 1ots shall take place within 90 days thereafter. Subsequent settlement of 15 lots shall take place in 3 month intervals. In the event that Purchaser settles on more lots that is required hereunder, those excess lots shall be credited to subsequent settlements. Title to the recreational center parcel shall be delivered to Purchaser simultaneously with the first settlement.

Earnest Money Deposit: Within five (5) business days after receipt by Purchaser of a fully executed Contract for the Purchase of Land (the "Contact'), Purchaser will place the sum of Fifty Thousand Dollars ($50,000) as an earnest money deposit (the 'initial Deposit") in an escrow account with a title company to be named at a later date (the "Title Company"). Upon the commencement of land development by Seller, Purchaser shall place an development by Seller. Purchaser shall place an additional. deposit of Two Hundred Fifty Thousand Dollars ("the Additional Deposit") in the escrow account. The deposits shall be in a federally insured interest bearing account and all interest shall accrue to the benefit of Purchaser. The Contract extending this transaction. shall provide that receipt of the Deposit as liquidated damages shall be the Seller's sole and exclusive remedy in the event of Purchaser's default. At the time of purchase of each lot $l, 000 of the Deposit plus any interest earned on that $1,000 of the Deposit while in escrow (the "Escrow interest") will be applied to the purchase of each lot.

Notwithstanding the above, Purchaser shall have, at its sole discretion, the right to post a Letter of Credit, in a form reasonably acceptable to Seller, in lieu of cash, for the Initial Deposit and the Additional Deposit.

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Feasibility Period: Purchaser's obligation to purchase the property will be contingent upon approval by Purchaser, within a ninety (90) day review period, of an economic feasibility study of the Property by the Purchaser and a physical inspection of the Property by Purchaser (the "Feasibility Period"). Seller agrees to grant to Purchaser the license to enter upon the Property. Approval or disapprova1 of the feasibility of the transaction shall be at the absolute and sole discretion of Purchaser. In the event that Purchaser fails to notify Seller within the Feasibility Period of Purchaser's approval or disapproval, the Title Company shall automatically return the Deposit to Purchaser and thereupon neither Purchaser nor Seller shall have any further right or obligations hereunder.

Title: Title to all lots contained within the Property shall be, at time of settlement, good of record and in fact marketable, fully insurable at standard rates by the Title Company, free of all liens, mortgages, deeds of trust, conditions, easements, restrictions and right of ways. The Contract shall contain a provision pursuant to which Purchaser will deliver a commitment for title insurance and object to those encumbrances that materially interfere with the use or enjoyment of the Property.

Studies and Other Materials: Seller shall furnish Purchaser with copies or originals of all reports or other documents involving the Property in the Seller's possession or control including but not limited to environmental reports, legal notices and all other documents that relate to the Property.

Prorations and Other Costs: Taxes, general and special, are to be adjusted to the date of settlement. Special assessments against the Property for public improvements authorized, pending, or completed prior to closing and any HOA assessments against the lots to be purchased shall be adjusted to the date of closing and thereafter assumed by the Purchaser. Seller shall pay deficit charges, any farmland development tax, recapture tax rollback tax or any other tax relating to the Property prior to the date, of settlement Seller shall pay for a title examination, preparation of deeds, transfer taxes and fees. And one half of the cost of the premium of title insurance.

Representations and Warranties: In the Contract the Seller will make various representations and warrantees to the Purchaser including, among other things:

1. Seller has good, indefeasible and marketable title to the Property.
(ii) Seller is not aware of any latent or patent defects in the Property.
(iii) Seller is not aware of any toxic or hazardous substance being situated on the Property, and Seller shall provide Purchaser, at Seller's own expense, with a current Phase I Environmental Assessment.

2. Conditions to Closing: In the Contract, in addition to the condition that Seller's representations and warranties remain true and correct at the time of closing. Seller shall agree to express conditions precedent to purchaser's obligation to close, including among other things:

(i) No government or utility moratorium or prohibition shall exist restricting or impairing the development of the lots contained within the Property, or the construction of residences thereon, and building permits as to each unfinished lot shall be immediately available, with no conditions attached thereto, other than payment of nominal permit fees.
(ii) Title to each "finished" lot to be acquired by the Purchaser will be as required by the Contract.
(iii) No change in zoning of the Property shall have occurred or shall be pending or threatened.

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(iv) Seller will have prepared plans and specific lots for the development of the lots into "finished lots" contained within, the Property and will obtain any and all necessary approvals from applicable governmental and quasigovernmental authorities.
(v) Seller shall have made all required improvements to the lots in accordance with the approved plans, which improvements shall include, but shall not be limited to. all streets, curbs, gutters. storm drains, street signs, grading, common area landscaping, gas, sewer. water and other utilities.
(vi) All work shall be completed in a first class, workmanlike manner in a form satisfactory to the appropriate governmental agencies, so that no building permit or certificate of occupancy for any of the lots contained within the Property will be withheld by virtue of. defect or deficiency of the site work.
(vii)  All utility services shall have been provided to the lot lines.
(viii) Seller shall provide building pads to accommodate Purchaser's product line dimensions. The building pad shah be graded to within eight (8) inches of the proposed slab finished floor. Where compaction is necessary, Seller shall properly compact all building pads and driveway locations and provide a copy of all compaction reports. prepared by a registered soils engineer, to Purchaser. All walkout basement lots should be balanced so that there is sufficient, but not excess, dirt available to backfill lots.

Brokerage Commission: Seller shall pay at closing any brokerage commission.
Assignment: Purchaser shall be entitled, at Purchaser's sole option and discretion, to assign the Contract to any entity in which Purchaser, or an affiliate of the purchaser, i.e., a fifty (50) percent owner. It is understood by the parties that this instrument constitutes only a letter of intent and that neither Seller nor Purchaser shall have any liability in connection with the transaction described above until such time as a Contact relating to such has been prepared and executed by both parties. In the event that a definitive Contract for the purchase of the Property is not executed within sixty (60) days following the effective date of this letter, Seller and purchaser shall be relieved of any further obligations to negotiate to effectuate the transaction contemplated hereby. This proposal shall expire unless a copy executed by Seller indicating Seller's approval is delivered to Purchaser within fourteen (14) days after the date hereof.

If the foregoing correctly reflects your understanding of our mutual intentions, please execute and return a copy of this letter to the undersigned.

Sincerely,

U.S. Home Corporation

By: /S/ James G. Migliore
Title: President, Special Projects Division

AGREED AND ACCEPTED THIS
____DAY OF _________, 1999.

By:
Title: /S/ J. Mike Matheny